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                                                                    EXHIBIT 99.2

                                  PRESS RELEASE

          PACIFICARE HEALTH SYSTEMS ANNOUNCES CASH TENDER OFFER FOR ITS
                                OUTSTANDING NOTES

SANTA ANA, CALIF., JUNE 1, 2001 -- PacifiCare Health Systems, Inc. (NASDAQ:
PHSY) today announced the commencement of a cash tender offer for all of the outstanding 7% Senior Notes due 2003 of its wholly-owned subsidiary PacifiCare Health Plan Administrators, Inc. In connection with the cash tender offer, the company is also soliciting from note holders consents and waivers to enable the elimination of substantially all restrictive covenants and certain event of default provisions in the indenture under which the Notes were issued. The tender offer and the solicitation of consents are described in the Offer to Purchase and Consent Solicitation Statement dated June 1, 2001.

The consideration for each $1,000 principal amount of the Notes tendered and accepted for payment pursuant to the tender offer will be calculated as follows:

- a price intended to result in a yield to the maturity date of September 15, 2003 for the Notes equal to the sum of (i) the yield to maturity of the applicable reference security- the 5.25% U.S. Treasury Note due August 2003- based on the bid-side price for such reference security as of 3:00 p.m., New York City time, on the price determination date (currently set at June 14, 2001) as reported on the Bloomberg Government Pricing Monitor Page PX4 or the "Quotation Report" or any recognized quotation source selected by the Dealer Manager in its sole discretion if the Quotation Report is not available or is manifestly erroneous, and (ii) a fixed spread of 50 basis points,

- minus an amount equal to the consent payment of $30.00 per $1,000 principal amount of Notes, plus

-    accrued interest payable to the settlement date of the tender offer.

The company will pay the consent payment of $30.00 for each $1,000 principal amount of Notes tendered and consents delivered prior to the consent time of 5:00 p.m., New York City time, on Thursday, June 14, 2001, unless extended.

The tender offer will expire at 12:00 noon, New York City time, on Tuesday, July 3, 2001, unless extended. Payment for Notes validly tendered and not validly withdrawn will be made in same day funds promptly following expiration of the offer, or as soon thereafter as practical.

The tender offer and consent solicitation are subject to a number of conditions which are set forth in the Offer to Purchase, including without limitation

- holders of the Notes having delivered (and not revoked) by the consent time, consents representing not less than a majority in aggregate principal amount of the Notes,

- holders of the Notes having tendered (and not withdrawn) by the expiration time Notes representing not less than a majority in aggregate principal amount of the Notes, and
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-    the company obtaining financing to pay the consideration, costs and fees of the tender offer and consent solicitation on terms acceptable to the company.

The Company is currently exploring several alternatives to obtain the financing to pay the consideration, costs and fees of the tender offer and consent solicitation.

Morgan Stanley & Co. Incorporated is acting as the Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation, and can be reached at (877) 445-0397. Requests for assistance or additional copies of the tender offer materials may be directed to Georgeson Shareholder Communications, Inc., the Information Agent, at (800) 223-2064.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indentures. The tender offers and the consent solicitations are made solely by the Offer to Purchase.

Dedicated to making people's lives better, PacifiCare Health Systems is one of the nation's largest health care services companies with approximately $12 billion in annual revenues. Primary operations include health insurance products for employer groups and Medicare beneficiaries in eight states and Guam, serving approximately 4 million members. Other specialty products and operations include behavioral health services, life and health insurance, dental and vision services and pharmacy benefit management. More information on PacifiCare Health Systems can be obtained at www.pacificare.com.


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CONTACT:

Dan Yarbrough
Investor Relations
(714) 825-5460